UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         April 14, 2005

Hibernia Corporation
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation)	1-10294 (Commission File Number)	72-0724532 (IRS Employer Identification No.)
313 Carondelet Street, New Orleans, Louisiana 70130 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (504) 533-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ X ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

        On April 14, 2005, Hibernia Corporation issued a news release dated April 14, 2005, announcing its financial results for the quarter ended March 31, 2005. A copy of the news release and supplemental financial tables for the quarter ended March 31, 2005 are furnished as exhibits hereto and incorporated by reference into this Item 2.02.

Item 7.01. Regulation FD Disclosure.

        On April 14, 2005, Hibernia Corporation issued a news release dated April 14, 2005, announcing its financial results for the quarter ended March 31, 2005. A copy of the news release and supplemental financial tables for the quarter ended March 31, 2005 are furnished as exhibits hereto and incorporated by reference into this Item 7.01.

Item 9.01. Financial Statements and Exhibits.

        (c)        The exhibits listed below are being furnished in connection with Items 2.02 and 7.01 hereof as a part of this current report on Form 8-K.

Exhibit No.        Description

99.1                    News Release issued by the Registrant on April 14, 2005

99.2                    Supplemental Financial Tables for the Quarter Ended March 31, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2005	HIBERNIA CORPORATION (Registrant) By: /s/ Cathy E. Chessin Cathy E. Chessin Executive Vice President, Secretary and Corporate Counsel

EXHIBIT INDEX

Exhibit No.        Description

99.1                    News Release issued by the Registrant on April 14, 2005

99.2                    Supplemental Financial Tables for the Quarter Ended March 31, 2005

Exhibit 99.1

NEWS RELEASE––HIBERNIA

MEDIA INQUIRIES:	INVESTOR INQUIRIES:	FOR IMMEDIATE RELEASE
Steven Thorpe--Vice President,	Trisha Voltz Carlson--Senior Vice President	April 14, 2005
Public Relations	and Manager, Investor Relations
Office: (504) 533-2753	Office: (504) 533-2180
E-mail: sthorpe@hibernia.com	E-mail: tvoltz@hibernia.com

Hibernia Reports First-Quarter Earnings of $85.8 Million,
EPS Assuming Dilution of $0.54

        NEW ORLEANS – Hibernia Corporation today reported first-quarter 2005 net income of $85.8 million, up 30% from $66.0 million a year earlier. Earnings per common share (EPS) and EPS assuming dilution were $0.56 and $0.54, respectively, up 30% and 29% from $0.43 and $0.42 a year earlier.

        First-quarter 2005 results include a $14.4 million gain from the sale of an energy asset that had been reclassified in 2003 from the private-equity portfolio to other foreclosed assets and a $3.9 million gain from the merger of the PULSE and Discover networks. These gains totaled $0.08 per diluted share after tax. Results for the first quarter also include $5.0 million in professional fees associated with the pending acquisition of Hibernia by Capital One Financial Corporation. These expenses had an impact of $0.02 per diluted share after tax. First-quarter 2005 results include the impact of Hibernia’s merger with Coastal Bancorp, Inc., parent of a $2.7-billion-asset Texas savings bank, which became effective May 13, 2004.

        During the first quarter, Hibernia Corporation and Capital One Financial Corporation announced a definitive agreement under which Capital One will acquire Hibernia in a stock and cash transaction, which is subject to regulatory and Hibernia shareholder approval. Because the acquisition is expected to close in the third quarter, Hibernia’s previous financial guidance for full-year 2005 is no longer applicable, and Hibernia will refrain from providing earnings guidance while the transaction is pending.

        “Hibernia had another solid quarter,” said President and CEO Herb Boydstun. “We continue to benefit from our broad product mix and first-rate distribution system. Our asset quality and capital position remain strong. The Texas expansion program gained further momentum in the first quarter with the opening of five more locations in high-growth markets of Dallas-Fort Worth and Houston.

        “We are enthusiastic about the Capital One transaction,” Boydstun added. “We believe the combined scale of Capital One and Hibernia following the closing will open new opportunities for profitable growth by enabling us to share the best of each of our businesses. We think our customers, employees, shareholders and communities will benefit from the earnings power, growth potential and resources of Capital One, which has a nationally known brand and 48 million customer accounts.”

Summary of financial performance

        Loans at March 31, 2005, were $15.8 billion, up 21% from $13.1 billion a year earlier. Loans at the end of first-quarter 2005 were virtually unchanged from Dec. 31, 2004.

        Deposits at March 31, 2005, reached $17.6 billion, 18% higher than $14.9 billion a year earlier. Total deposits at the end of first-quarter 2005 increased 1% from $17.4 billion at Dec. 31, 2004, with noninterest-bearing deposits down 4%. This decrease reflects the transfer in first-quarter 2005 of approximately $200 million in mortgage escrow deposits associated with the third-quarter 2004 sale of the third-party residential mortgage servicing portfolio to CitiMortgage, Inc.

         Revenue for first-quarter 2005 totaled $312.5 million, up 21% from $258.2 million a year earlier.

         Net interest income for first-quarter 2005 totaled $198.6 million, up 11% from $178.4 million a year earlier.

         The first-quarter 2005 net interest margin was 3.91%, compared to 4.17% a year earlier. The decline resulted from a combination of the Coastal merger and continued downward repricing of earning assets in the low interest rate environment.

        First-quarter 2005 noninterest income totaled $113.5 million, up 42% from a year earlier. First-quarter 2004 noninterest income included a $10.0 million non-cash expense for temporary impairment of mortgage servicing rights. By the beginning of March 2005, all of the files of Hibernia’s former $10-billion third-party residential mortgage servicing portfolio had been transferred to CitiMortgage, Inc., marking the completion of the final stage in the sale of the portfolio to CitiMortgage. Hibernia had agreed to service those loans until the files were transferred. The company continues to originate residential mortgage loans and retain its adjustable-rate mortgages. Hibernia sells the servicing rights for fixed-rate mortgage loans.

        Also contributing to the increase in first-quarter 2005 noninterest income compared to a year earlier were:

o	The previously mentioned $3.9 million gain from the merger of the PULSE and Discover networks;
o	A 22% increase in service charges on deposits;
o	A 32% increase in card-related fees;
o	A 13% increase in retail investment fees; and
o	A 108% increase in investment-banking fees.

        On a linked-quarter basis, first-quarter 2005 noninterest income was up 11%, due primarily to the gain from the merger of the PULSE and Discover networks, as well as the improved performance of several fee-generating businesses.

        Noninterest expense for first-quarter 2005 totaled $165.0 million, up 14% from $145.1 million a year earlier. Included in first-quarter 2005 noninterest expense are the previously mentioned $14 million gain from the sale of the energy asset and professional fees of approximately $5 million associated with the pending sale of the company. Also contributing to the increase from first-quarter 2004 were expenses related to Hibernia’s expanded presence in Texas from a year ago.

Asset quality

        Asset quality remains strong and in line with management’s expectations. The following are first-quarter 2005 results:

o	Net charge-offs were $14.5 million, up 24% from $11.8 million a year earlier. The increase includes $1.4 million of overdraft net charge-offs in first-quarter 2005. Effective first-quarter 2005, overdraft net charge-offs are charged to the reserve for loan losses. The majority of these net charge-offs are reflected in the consumer portfolio. In previous financial statements, overdraft charge-offs were classified in “other operating expense” in noninterest expense.

o	The net charge-off ratio was 0.37%, compared to 0.36% a year earlier. By category, net charge-off ratios were: consumer, 0.48%, compared to 0.52%; commercial, 0.15%, compared to less than one basis point; and small-business, 0.35%, compared to 0.39%. Overdraft net charge-offs contributed four basis points to the net charge-off ratio and five basis points to the consumer net charge-off ratio.

o	The provision for loan losses was $15.7 million, up 31% from $12.0 million a year earlier. The increased provision includes the impact of reclassifying overdraft net charge-offs to the reserve for loan losses.

o	Nonperforming assets at March 31, 2005, were $73.0 million, compared to $63.9 million a year earlier; nonperforming loans were $62.2 million, compared to $52.9 million.

o	The nonperforming asset ratio at March 31, 2005, was 0.46%, compared to 0.49%; the nonperforming loan ratio was 0.39%, compared to 0.40%.

o	Reserve coverage of nonperforming loans at March 31, 2005, was 368%, compared to 404% a year earlier; reserve coverage of total loans was 1.45%, compared to 1.63%.

Texas expansion

        In the first quarter, Hibernia opened five additional de novo offices in the Dallas-Fort Worth and Houston markets. Another new office is scheduled to open in Flower Mound near Dallas in the second quarter.

        “For the full year, we continue to expect to open approximately 20 new branches in Texas – as Hibernia and as a subsidiary of Capital One,” Boydstun said. “We continue to be very pleased with the growth and sales results from our Texas expansion. The opening of additional branches in the fast-growing Dallas-Fort Worth and Houston areas provides added convenience for consumer and small-business banking customers and opens the door to new sales opportunities. Our commercial banking area is meeting the needs of a growing number of clients in Texas, with bankers now calling on clients in the Houston, Dallas, Austin, Rio Grande Valley and San Antonio markets.”

Additional information

        Other results at March 31, 2005, compared to a year earlier, include the following:

o	Assets: $22.2 billion, up 19% from $18.7 billion.
o	Leverage ratio: 7.72%, compared to 8.56%. The decline resulted from the acquisition of Coastal and was in line with management’s expectations.
o	Stock repurchase: Hibernia repurchased 670,000 shares of its common stock in first-quarter 2005. Prior to the announcement of the Capital One transaction, the company discontinued buying back its stock. In accordance with the merger agreement, Hibernia does not plan to buy back any more of its stock while the transaction is pending.

        For supplemental financial tables, go to www.hibernia.com/earnings. A live listen-only audio Webcast of management’s conference call with analysts and the media will be available beginning at 1 p.m. CT today on hibernia.com. The conference also will be available in archived format at the same address through April 30.

        Hibernia is on Forbes magazine’s list of the world’s 2,000 largest companies and Fortune magazine’s list of America’s top 1,000 companies according to annual revenue. Hibernia has $22.2 billion in assets and 317 locations in 34 Louisiana parishes and 35 Texas counties. Hibernia Corporation’s common stock (HIB) is listed on the New York Stock Exchange.

Statements in this report that are not historical facts should be considered forward-looking statements with respect to Hibernia. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary policy, anticipated expense levels, changes in laws and regulations, the level of success of the company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, matters related to the proposed transaction with Capital One Financial Corporation (including, among others, risks related to regulatory and shareholder approval, integration issues, and cost and revenue synergies) and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Hibernia undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

Additional Information About the Capital One Transaction

        In connection with the proposed merger, Capital One will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Hibernia that also constitutes a prospectus of Capital One. Hibernia will mail the proxy statement/prospectus to its stockholders. Investors and security holders are urged to read the proxy statement/prospectus regarding the proposed merger when it becomes available, because it will contain important information. You may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by Capital One and Hibernia with the SEC at the SEC’s web site at www.sec.gov. The proxy statement/prospectus (when it is available) and the other documents may also be obtained for free by accessing Capital One’s web site at www.capitalone.com under the tab “Investors” and then under the heading “SEC & Regulatory Filings” or by accessing Hibernia’s website at www.hibernia.com under the tab “About Hibernia” and then under the heading “Investor Relations—SEC Filings.”

        Capital One, Hibernia and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Hibernia stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Hibernia stockholders in connection with the proposed merger will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about Capital One’s executive officers and directors in its definitive proxy statement filed with the SEC on March 21, 2005. You can find information about Hibernia’s executive officers and directors in its definitive proxy statement filed with the SEC on March 15, 2005. You can obtain free copies of these documents from Capital One and Hibernia using the contact information above.

FINANCIAL INFORMATION
(Unaudited)
SUMMARY OF OPERATIONS ($ in thousands, except per-share data)			QUARTER	ENDED

	March 31	March 31			December 31
	2005	2004	CHANGE		2004	CHANGE

Interest income	$ 283,576	$ 227,879	24%		$ 272,936	4%
Interest expense	84,928	49,436	72		77,065	10

Net interest income	198,648	178,443	11		195,871	1
Provision for loan losses	15,700	12,000	31		12,000	31

Net interest income after provision	182,948	166,443	10		183,871	(1)

Noninterest income:
Service charges on deposits	49,855	40,786	22		48,047	4
Card-related fees	16,580	12,517	32		16,230	2
Mortgage banking	4,631	(7,149)	165		6,053	(23)
Retail investment fees	8,663	7,698	13		6,634	31
Trust fees	5,777	6,172	(6)		5,381	7
Insurance	4,786	4,807	--		4,344	10
Investment banking	7,860	3,784	108		6,206	27
Other service, collection and exchange charges	5,717	5,233	9		5,228	9
Other operating income	8,472	4,343	95		3,750	126
Securities gains (losses), net	1,195	1,865	(36)		43	N/M

Noninterest income	113,536	80,056	42		101,916	11

Noninterest expense:
Salaries and employee benefits	93,227	76,008	23		88,150	6
Occupancy and equipment	23,145	19,000	22		22,271	4
Data processing	10,126	9,207	10		9,337	8
Advertising and promotional expense	9,644	7,774	24		7,267	33
Stationery and supplies, postage and telecommunications	7,520	6,387	18		7,307	3
Amortization of purchase accounting intangibles	1,743	1,161	50		1,826	(5)
Foreclosed property expense, net	(14,494)	35	N/M		(911)	N/M
Other operating expense	34,115	25,487	34		32,672	4

Noninterest expense	165,026	145,059	14		167,919	(2)

Income before income taxes and minority interest	131,458	101,440	30		117,868	12
Income tax expense	45,930	35,419	30		40,746	13
Minority interest, net of income taxes	(248)	--	--		5	N/M

Net income	$ 85,776	$ 66,021	30%		$ 77,117	11%

Net income per common share	$ 0.56	$ 0.43	30%		$ 0.50	12%
Net income per common share - assuming dilution	$ 0.54	$ 0.42	29%		$ 0.49	10%
Return on average assets	1.54%	1.42%	12	bp	1.41%	13	bp
Return on average equity	17.41%	14.66%	275	bp	16.18%	123	bp